Coca-Cola Enterprises Inc.                                 NEWS RELEASE

CONTACT: Laura Asman - Media Relations
(770) 989-3023

Margaret Carton - Institutional-Investor Relations
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Helene Krupp - Share-Owners Relations
(770) 989-3620

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC. CONFIRMS

GOVERNMENT APPROVAL TO REINTRODUCE PRODUCTS

IN BELGIUM AND FRANCE

 ATLANTA, June 24, 1999 - Coca-Cola Enterprises confirmed today that the Minister of Health in Belgium has approved the reintroduction of all Belgian produced Coca-Cola products into the Belgian marketplace. As a result of the Belgian action, the Company also expects to reintroduce products from its Belgian plants into Luxembourg and the Netherlands in the near future. In addition, the Ministry of Economics in France has approved the resumption of the sale in France of canned products produced in Dunkirk.

As we reintroduce our products into the marketplace, the most important issues to Coca-Cola Enterprises are the quality of our products and earning the trust and confidence of our consumers and customers," commented Henry A. Schimberg, president and chief executive officer of Coca-Cola Enterprises Inc. "We apologize to our consumers and customers for all distress and inconvenience this situation has caused, and we assure our consumers, our customers, and all European officials that we have resolved these product quality issues."

The Company anticipates that approximately 14 million unit cases of product were impacted by the product recall, representing substantially less than 1 percent of the Company’s annual volume. The Company currently estimates that the nonrecurring costs associated with the product recall will be approximately $60 million in the second quarter of 1999. Some of the costs will be reimbursed by insurance and other third parties, but the exact amount is currently unknown.

In addition to the nonrecurring costs of the recall, there will be a negative impact on sales, cash operating profit, and earnings per share in the second quarter of 1999 in the affected countries. The extent of the loss of sales and profits in the second quarter of 1999 is difficult to determine until the Company can assess the effect of product reintroduction campaigns in Europe. Coca-Cola Enterprises is working closely with The Coca-Cola Company to implement marketing plans to mitigate the impact on full-year 1999.

Mr. Schimberg stated, "We believe that we can minimize the short-term impact on sales and we are confident that this situation will not materially affect financial results in the year 2000 and beyond."

Forward-Looking Statements

Included in this news release are several forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on the currently available competitive, financial, and economic data along with the Company’s operating plans, and is subject to future events and uncertainties. Among the events or uncertainties which could adversely affect future periods are any long-term impact on European sales related to the second-quarter 1999 product quality issues, lower-than-expected net pricing resulting from increased marketplace competition, an inability to meet performance requirements for expected levels of marketing support payments from The Coca-Cola Company, material changes from expectations in the cost of raw materials and ingredients, an inability to achieve the expected timing for returns on cold drink equipment and employee infrastructure expenditures, an inability to meet projections for performance in newly acquired territories, unexpected costs associated with Year 2000 compliance or the business risk associated with Year 2000 noncompliance by customers and/or suppliers, unexpected costs associated with conversion to the common European currency (the Euro), and unfavorable interest rate and currency fluctuations. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on page 19 of the Company’s 1998 Annual Report and in the Company’s first-quarter 1999 Form 10Q

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 74 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, Great Britain, Luxembourg, the Netherlands, and most of France.

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